Exhibit 99.19

Consent of Javier Ferrán

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named and described in the Registration Statement on Form F-4 and all supplements and amendments thereto (together with the proxy statement/prospectus included therein, the “Registration Statement”) filed by Coca-Cola European Partners Limited (“Orange”) with the Securities and Exchange Commission, under the Securities Act, on April 11, 2016, as a person about to become a director of Orange effective upon the Completion as described in the Registration Statement. The undersigned also consents to the filing or attachment of this Consent with such Registration Statement.

/s/ Javier Ferrán
Name: Javier Ferrán
Date: April 11, 2016